Appendix A

WELLS FARGO VARIABLE TRUST

ADMINISTRATION AGREEMENT

The Fund Level administration fee breakpoints listed below are calculated on the total net assets of each Fund.

Fees for Variable Trust Multi-Class Funds

Multi-Class Funds and Classes	Fund-Level Admin. Fee		Class Level Admin. Fee	Total Admin. Fee
Class 1	First 5B Next 5B Over 10B	0.05% 0.04% 0.03%	0.08%	First 5B Next 5B Over 10B	0.13% 0.12% 0.11%
Class 2	First 5B Next 5B Over 10B	0.05% 0.04% 0.03%	0.08%	First 5B Next 5B Over 10B	0.13% 0.12% 0.11%

Fees for Variable Trust Single Class Funds

Single Class Funds	Total Admin. Fee		Total Admin. Fee
Class 1	N/A		First 5B Next 5B Over 10B	0.13% 0.12% 0.11%
Class 2	First 4.99B Next 5B Over 9.99B	0.16% 0.15% 0.14%	First 5 B Next 5B Over 10B	0.13% 0.12% 0.11%

Approved by the Board of Trustees:  January 11, 2010

Schedule A to Appendix A

Administration Agreement

WELLS FARGO VARIABLE TRUST

List of Funds

Funds/Classes	Total Breakpoint Administration Fees
	First 5B	Next 5B	Over 10B
VT Core Equity Fund[1] Class 1 Class 2	0.13% 0.13%	0.12% 0.12%	0.11% 0.11%
VT Discovery Fund Class 2	0.13%	0.12%	0.11%
VT Index Asset Allocation Fund Class 2	0.13%	0.12%	0.11%
VT International Equity Fund Class 1 Class 2	0.13% 0.13%	0.12% 0.12%	0.11% 0.11%
VT Intrinsic Value Fund Class 2	0.13%	0.12%	0.11%
VT Omega Growth Fund Class 1 Class 2	0.13% 0.13%	0.12% 0.12%	0.11% 0.11%
VT Opportunity Fund[2] Class 2	0.13%	0.12%	0.11%
VT Small Cap Value Fund Class 1 Class 2	0.13% 0.13%	0.12% 0.12%	0.11% 0.11%
VT Small Cap Growth Fund Class 1 Class 2	0.13% 0.13%	0.12% 0.12%	0.11% 0.11%
VT Total Return Bond Fund Class 2	0.13%	0.12%	0.11%

1. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund.  Pending shareholder approval, the merger will become effective in the third quarter of 2011.

2. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the addition of Class 1 to the VT Opportunity Fund.  The new share class will become effective in the third quarter 2011 and its Administration Fees will be as follows: First 5B 0.13%; Next 5B 0.12%; Over 10B 0.11%

Most recent annual approval by the Board of Trustees:  March 25, 2011

Appendix A amended:  May 18, 2011

The foregoing fee schedule is agreed to as of May 18, 2011 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By: /s/ C. David Messman

         C. David Messman

         Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By: /s/ Andrew Owen

         Andrew Owen

   Executive Vice President